Exhibit 10.1

PARKS! AMERICA, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is hereby entered into and made effective this day of November 14, 2022 (the “Effective Date”), by and between Parks! America, Inc., a Nevada corporation, with its principal place of business located at 1300 Oak Grove Road Pine Mountain, Georgia 31822 (the “Company”), and Lisa M. Brady of 1007 Dockway Drive, Huron, OH 44839 (“Brady”).

RECITALS

1. The Company is engaged in the business of owning, operating and developing “theme parks, animal safari parks, and other similar attractions” and related entertainment-based enterprises and desires to acquire and retain qualified, experienced leadership in this endeavor.

2. Brady has been a Director of the Company since 2021 and has been involved in the business of amusement and theme parks at a corporate executive level for one of the industry leading companies for 10 years.

3. In view of her effective service and experience, the Company has determined that it desires to engage Brady as its President and Chief Executive Officer according to the terms as set forth below.

4. Brady desires to be employed by the Company as its President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

I. EMPLOYMENT

The Company hereby employs, engages and hires Brady as its President and Chief Executive Officer, on the terms and conditions hereinafter set forth, and Brady hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth and as further clarified in Exhibit A attached hereto.

II. TERMS OF EMPLOYMENT

The term of employment under this Agreement shall be for a period of five (5) years commencing as of November 14, 2022 and terminating on November 13, 2027.

III. SERVICES, DUTIES AND RESPONSIBILITIES

1. Brady will faithfully and to the best of her ability serve the Company in her capacity as its President and Chief Executive Officer, subject to the policy direction of the Board of Directors of the Company. Brady shall perform such services and duties as are customarily performed by one holding the positions of President and Chief Executive Officer of a publicly traded and reporting corporation.

2. As President and Chief Executive Officer, Brady shall be responsible for the overall management of the Company’s business. Brady will devote her energy and skill on a full-time basis to her employment with the Company. Such duties shall be rendered where Brady elects including at park locations, at Brady’s home and at such other place or places as the Company shall require or as the interests, needs, business or opportunity of the Company shall require.

3. Brady shall be responsible for reporting to the Board of Directors of the Company.

4. Brady shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for her services as an officer, general manager or consultant in any other business or enterprise in competition with the Company, subject to the conditions and limitations provided in Article IX, Section 3 hereof. It is understood, however, that the foregoing in no way prevents Brady from owning stock or having an economic interest in other businesses or enterprises. Furthermore, Brady may serve on the board of directors of other companies so long as such service does not conflict with her interest in and duties to the Company and she may be an officer, director, and/or shareholder in any family or personal investment business so long as it does not conflict with her interest in and duties to the Company.

IV. COMPENSATION

1. Salary. Commencing November 14, 2022, the Company shall pay Brady a salary at the rate of $175,000.00 (One Hundred Seventy-Five Thousand Dollars) per year, payable monthly on the last day of each month or otherwise in accordance with the Company’s normal payroll practices. Said salary will be subjected to withholding taxes, e.g., Federal Income Tax, FICA, and State and/or Local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent of Brady, it shall be subject to review and possible increase by the Company’s Board of Directors annually. The Company shall also reimburse Brady for all reasonable and necessary business expenses incurred by her as President and Chief Executive Officer and/or a Board Member of the Company, for the Company related business, social functions and/or attending conventions. The Company shall also pay Brady a sign on bonus in the amount of $5,000.00 (Five Thousand Dollars), payable on Brady’s first pay period.

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2. Bonus. In addition to the foregoing base salary, Brady shall be entitled to receive an annual Performance Incentive Award of up to 25% of her annual base salary based upon the Company meeting the following performance milestones:

(a)	Brady shall receive an annual amount equal to 12.5% of her annual base salary (ie: in the first year of this Agreement 12.5% X $175,000 = $21,875) if the Company achieves the consolidated EBITDA goal that is adopted by the Board in the preceding year and announced in the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission.

(b)	Brady also shall receive an annual amount equal to 12.5% of her annual base salary at the discretion of the Board based upon her meeting objectives established by the Board with respect to achievement of key performance indicators (KPIs) such as increases in the Company’s value as reflected in its stock price. This section of the award incentive plan is separate and will be independently measured.

3. Stock Awards. Brady shall receive awards of the Company’s common stock in accordance with the provisions of Exhibit B hereto.

The foregoing bonuses and stock awards may be earned independently of each other.

4. Annual Performance Review. Brady will receive an annual performance and compensation review within 90 days of the end of each fiscal year during the term of the Agreement.

5. Benefits. Brady shall be entitled to participate in all of the employee benefit plans currently (including without limitation, health insurance) offered to employees of the Company.

(a)	During the term of this Agreement, the Company shall provide Brady with a mobile phone and cell service or a monthly mobile phone stipend of no more than $100 at no cost to Brady.

(b)	Brady shall be entitled to four (4) weeks paid vacation annually. All other personal and sick days (“PTO”) earned will be in-line with the Company’s employee handbook regarding policies and length of service

V. DIRECTORS AND OFFICERS INSURANCE

The Company shall purchase and maintain Directors’ and Officers’ liability insurance, including coverage for Brady in her capacity as an officer and Director of the Company, in an amount of not less than $3,000,000.00 (Three Million Dollars).

VI. INDEMNIFICATION The Company shall indemnify Brady, her heirs, executors, administrators and assigns, from and against, and she shall be entitled without further act on her part to be indemnified by the Company for, all claims against her and expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by her in connection with or arising out of any action, suit or cause of action against the Company and/or against Brady as a result of her having been an officer and/or Director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not she continues to be such officer or Director at the time of incurring said expenses. The foregoing right of indemnification shall not be exclusive of other rights to which Brady may be entitled. The foregoing right of indemnification shall not apply to claims where Brady is conclusively shown to have committed acts of malfeasance or gross negligence.

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VII. BUSINESS EXPENSE REIMBURSEMENT

The Company shall reimburse Brady for all reasonable and necessary business expenses incurred by her in the performance of her services, duties and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of her duties, such requests for reimbursement to be supported by receipts, bills and other records acceptable to the Chief Financial Officer of the Company. If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then Brady shall submit specification of relevant mileage, destination, dates and other supporting information typically required for tax purposes.

VIII. TERMINATION OF EMPLOYMENT

1. Termination for Cause, Generally. Under this Agreement, the Company shall have the right to terminate the employment of Brady for “cause,” which shall consist of two classes: “Class 1” shall mean termination where there are acts or omissions involving malfeasance on the part of Brady (as further described below), and “Class 2” shall refer to a termination of Brady by the Board of Directors where no action or inaction involving malfeasance (“no-fault”) is alleged. Upon termination in either case, all Company property and credit cards in the possession and control of Brady must be returned to the Company.

2. Malfeasance Termination for Cause – Class 1. In the event the employment of Brady is terminated for Class 1 cause, then, all compensation, including salary, stock awards not issued, bonuses, deferred compensation and benefits will cease immediately. Termination for Class 1 cause includes, but is not limited to, the following conduct:

(a)	Breach of any restrictive covenant contained herein against competition or disclosure of trade secrets;

(b)	Continued failure and refusal to carry out the duties and responsibilities of office under this Agreement within a reasonable time following written notice from the Board of Directors requiring the subject performance;

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(c)	Failure to cure a material breach of this Agreement within ten (10) days after receiving written notice from the Board of Directors to cure such breach;

(d)	Failure to cease conduct unbecoming an officer of the Company after the receipt of written notice from the Board of Directors to cease such conduct; and/or

(e)	Commission of a felony.

3. No-Fault Termination – Class 2

(a)	Simple Termination. In the event of a Class 2 (no fault) termination of Brady as the result of a decision by the Board of Directors to terminate her employment or to materially change her responsibilities or title as Chief Executive Officer or termination because the Company ceases doing business for any reason whatsoever, Brady shall be entitled to the amount equal to one full year’s base salary and prorated stock awards based on the date of termination.

(b)	Sale/Take-Over Termination Payment. For a period of one year following the effective date of a “Change-in-Control,” (as defined below), in the event that:

(i)	Brady’ employment is terminated by the Company or its successor for any reason, or

(ii)	Brady resigns following a material change in the circumstances of her employment or authority as an officer,

then Brady shall be entitled to a termination payment of $50,000 plus an amount equal to one full year’s then base salary. Such amount shall not be payable if Brady accepts employment with the Company or its successor following her termination or resignation.

For purposes hereof, a “Change-in-Control” shall mean (i) a transaction or series of related transactions in which any “person” or “group” becomes the owner or beneficial owner, directly or indirectly, of more than 50% of the outstanding voting securities of the Company, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company immediately prior to such transaction retain at least a majority of the total voting power immediately after such transaction or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

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(c)	Resignation. In the event that Brady resigns as President and Chief Executive Officer of the Company (other than under circumstances described in paragraph “b” above), then, unless a different compensation is otherwise mutually agreed upon in writing between the parties, Brady will be entitled to one (1) month’s salary following her notice of resignation, which precludes claims for full renumeration for the remainder of the Agreement. All rights to stock options, bonuses or deferred compensation not granted or vested shall be relinquished by Brady upon her giving such notice of her resignation.

(d)	Death or Disability. In the event Brady’s employment is terminated by death or upon medical certification of total disability (“disability”), then the following will apply as the case may be:

(i)	In the event of Brady’s death, the Company shall:

Pay to Brady’s designated beneficiary an amount equal to Brady’s salary for a six (6) month period next following her death. As of this date of this Agreement, Brady’s designated beneficiary is her husband, Justin Brady.

(ii)	In the Event of Brady’s disability, the Company shall:

Pay to Brady an amount equal to Brady’s then salary for a six (6) month period next following medical notice to the Company of disability.

4 Release. Upon termination of her employment for any of the reasons stated above, the payment of severance by the Company shall be considered consideration for Brady’s giving a comprehensive release of any and all claims Brady may have against the Company or its Board.

IX. RESTRICTIVE COVENANTS

1. Confidential information. Brady covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of her employment by the Company.

(a)	Customers lists, contracts, and other sales and marketing information;
(b)	Financial information, cost data;
(c)	Formulas, trade secrets, processes and devices related to the operation of the theme parks;

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(d)	Supply sources, contracts;
(e)	Business opportunities relating to developing new business for the Company;

(f)	Proprietary plans, procedures, models and other proprietary information of the Company.

2. Affirmative Duty to Disclose. Brady shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by her as a consequence of her employment by the Company. All written material, possessed during her employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Brady is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Brady shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3. Covenant Not to Compete. For a period of one (1) year following the termination of her employment with the Company, Brady shall not work, directly or indirectly, for a competitor of the Company, nor shall she, herself, establish a competitive business. This restrictive covenant shall be limited to businesses that compete in the “theme parks, animal safari parks, and other similar attractions” and related entertainment-based enterprises in market areas within 100 miles of a Company park or a park which the Company has designated for acquisition, for a period of one (1) year following the termination of her employment with the Company.

4. Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company’s procedures for acquisition of theme parks, animal safari parks, and other similar attractions and related entertainment-based enterprises of related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5. Arbitration. Any controversy, claim, or matter in dispute occurring between these parties and arising out of or relating to this Agreement shall he submitted by either or both of the parities to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final, absolute and non-appealable. The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

(a)	The venue for said arbitration shall be LaGrange, Georgia, and the laws of the State of Georgia relating to arbitration shall apply to said arbitration.

(b)	The decision of the arbitration panel may be entered as a judgment in any court of general jurisdiction in any state of the United States or elsewhere.

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X. NOTICE

Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice,

.	COMPANY:	Parks! America, Inc
P.O. Box 1197
Pine Mountain, Georgia 31822

	BRADY:	Lisa Brady
1007 Dockway Drive
Huron, Ohio 44839

XI. GENERAL PROVISIONS

1. Entire Agreement. This Agreement constitutes and is the entire Agreement of the parities and supersedes all other prior understandings and/or Agreements between the parties regarding the matters herein contained, whether verbal or written.

2. Amendments. This Agreement may be amended only in writing signed by both parties.

3. Assignment. No party of this Agreement shall be entitled to assign her or its interest herein without the prior written approval of the other party.

4. Execution of Other Documents. Each of the parties agrees to execute any other documents reasonably required to fully perform the intentions of this Agreement.

5. Binding Effect. This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

6. No Waiver of Future Breach. The failure of one party to insist upon strict performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

7. Execution of Multiple Originals. Two (2) original counterparts of this Agreement shall be executed by these parties. This Agreement may be executed by FAX or scanned signature, with such signatures treated as original signatures.

8. Applicable Law. This Employment Agreement shall be governed by, and construed, in accordance with the applicable laws of the State of Georgia.

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WHEREFORE, this Agreement is hereby executed and made effective the day and year first above written.

PARKS! AMERICA, INC.

By:	/s/ Jeffery A. Lococo
Jeffery A. Lococo, Director

/s/ Lisa M. Brady
Lisa M. Brady, Individually

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EXHIBIT A

Job Description for President and Chief Executive Officer, Lisa Brady

Strategic Oversight

○	Increase the value of the Company’s stock
○	Work with the Board in establishing and communicating Company mission statement and core values
○	Identify potential acquisitions
○	Lead market assessment and due diligence efforts for potential acquisitions
○	Lead efforts in negotiations of acquisition
○	Report to Board of Directors on matters material to the company
○	Observe Strategic Growth Committee Meetings, as an observer

Operations

○	Serve as primary internal and external -facing company officer
○	Primary responsibility for oversight of parks operations
○	Oversight of company Chief Operation Officer/Corporate VP of Operations park regarding daily operating activities
○	Work with the Chief Operating Officer (“COO”)/ Corporate EVP of Operations on non-ordinary course operating decisions for parks and staffing subsidiaries
○	Make recommendations for hire/fire decisions
○	Work with the Chief Financial Officer (“CFO”)/Corporate EVP of Operations on budgets, financial reporting and SEC reporting
○	Primary responsibility for developing annual operating budget and capital expenditure forecast in connection with local park General Managers, the COO/ Corporate EVP of Operations and the CFO
○	Coordinate with COO/Corporate EVP of Operations and CFO to maintain adherence to annual operating budget
○	Oversee investor relations program

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EXHIBIT B

STOCK AWARDS

The Company shall make annual awards of Company stock (Not Options) to Brady, on a three-year vesting basis, at the Company’s operating fiscal year end for each year covered by the Employment Agreement. The first award will be issued as of the date that is ninety (90) days from the effective date of this Employment Agreement with the number of shares to be issued based upon at the market value price of the shares on the Effective Date and, going forward, based upon the average price of the stock on the OTC exchange on the Company’s fiscal year end date. The stock will be issued on the following schedule.

●	Shares having an aggregate value of $50,000 - Issued (90) ninety days from the Effective Date of this Employment Agreement.
●	Shares having an aggregate value of $50,000 - Issued the last day of the Company 2023 fiscal year end.
●	Shares having an aggregate value of $60,000 – Issued the last day of the Company 2024 fiscal year end.
●	Shares having an aggregate value of $70,000 – Issued the last day of the Company 2025 fiscal year end.
●	Shares having an aggregate value of $75,000 – Issued the last day of the Company 2026 fiscal year end.

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